UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2014

Trade Street Residential, Inc.
(Exact Name of Registrant as Specified in its Charter)

Maryland	001-32365	13-4284187
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19950 West Country Club Drive, Suite 800, Aventura, Florida	33180
(Address of Principal Executive Offices)	(Zip Code)

(786) 248-5200
(Registrant's telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 31, 2014, Trade Street Residential, Inc.’s (the “Company”) and Trade Street Residential Operating Partnership, LP (the “Operating Partnership”) entered into a Credit Agreement (the “Credit Agreement”) for a $75 million senior secured credit facility (the “Credit Facility”) with Regions Bank as Lead Arranger and U.S. Bank National Association as a participant. The Credit Facility is comprised of an initial $75 million commitment with an accordion feature allowing the Company to increase borrowing capacity to $250 million (the “Facility Amount”), subject to certain approvals and meeting certain criteria. The Credit Facility also includes a sublimit for the issuance of standby letters of credit (each a “Letter of Credit”) for up to the greater of $10,000,000 and ten percent (10.0%) of the Facility Amount and a sublimit for discretionary swingline loans (each a “Swingline Loan”) for up to the greater of $10,000,000 and ten percent (10.0%) of the Facility Amount, in each case subject to availability under the Credit Facility. No Swingline Loan may be outstanding for more than ten (10) consecutive business days.

The Credit Facility has an initial three-year term that can be extended at the Company's option for up to two, one-year periods and has a variable interest rate of LIBOR plus a spread of 1.75% to 2.75%, depending on the Company’s consolidated leverage ratio and subject to reserves. The initial borrowing rate of the Credit Facility will be LIBOR plus 2.00%. The Credit Facility is guaranteed by the Company and certain subsidiaries of the Company and is secured by first priority mortgages on designated properties that make up the borrowing base (“Borrowing Base”) as defined in the Credit Agreement. Availability under the Credit Facility is permitted up to sixty five percent (65%) of the value of the Borrowing Base subject to the limitations set forth in the Credit Facility. The Credit Facility contains customary affirmative and negative covenants with respect to, among other things, insurance, maintaining at least one class of exchange listed common shares, the guaranty in connection with the Credit Facility, liens, intercompany transfers, transactions with affiliates, mergers, consolidation and asset sales, ERISA plan assets, modification of organizational documents and material contracts, derivative contracts, environmental matters, and management agreements and fees. In addition, the Credit Agreement requires the Company to satisfy certain financial covenants, including the following:

•	minimum tangible net worth of at least $158,000,000 plus 75% of the proceeds of any future equity issuances by the Operating Partnership or any of its subsidiaries;
•	maintaining a ratio of funded indebtedness to total asset value of no greater than 0.65 to 1.0;
•	maintaining a ratio of adjusted EBITDA to fixed charges of no less than (i)1.3 to 1.0 from the effective date of the Credit Agreement to and including March 31, 2014, (ii) 1.4 to 1.0 from April 1, 2014 to and including June 30, 2014, and (iii) 1.5 to 1.0 from July 1, 2014 and at all times thereafter;
•	limits on investments in unimproved land, mortgage receivables, interests in unconsolidated affiliates, construction-in-progress on development properties, and marketable securities and non-affiliated entities, in each case, based on the value of such investments relative to total asset value, as set forth in the Credit Agreement; and
•	restrictions on certain dividend and distribution payments.

The foregoing description of the Credit Agreement and the terms of the Credit Facility do not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement and the related Guaranty and Notes, which are filed as Exhibits 10.1 through 10.5 hereto and are incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information discussed under Item 1.01 of this Current Report on Form 8-K regarding the Credit Agreement and related documents is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On February 3, 2014, the Company issued a press release announcing the Credit Facility. A copy of that press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Credit Agreement dated January 31, 2014, by and among Trade Street Residential, Inc., Trade Street Operating Partnership, LP, Regions Bank, as lead arranger, U.S. Bank National Association and the other lenders named therein.

10.2	Guaranty dated as of January 31, 2014 executed and delivered by Trade Street Residential, Inc., BSF-Arbors River Oaks, LLC, Post Oak JV, LLC, Fox Partners, LLC and Merce Partners LLC in favor of Regions Bank, in its capacity as Administrative Agent for the lenders named in the Credit Agreement.

10.3	Revolving Note by Trade Street Residential Operating Partnership, LP in the amount of $25,000,000 for Regions Bank dated January 31, 2014.

10.4	Revolving Note by Trade Street Residential Operating Partnership, LP in the amount of $50,000,000 for Regions Bank dated January 31, 2014.

10.5	Swingline Note by Trade Street Residential Operating Partnership, LP for Regions Bank dated January 31, 2014.

99.1	Press Release issued by the Company on February 3, 2014.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Trade Street Residential, Inc.

Date: February 5, 2014	By:	/s/ Richard Ross
Richard Ross
Chief Financial Officer